Exhibit (a)(5)(B)

Media Contact:
Dana Stelsel
Corporate Communications Manager
(765) 771-5766
dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

Wabash National Corporation Commences Cash Tender Offer
for All Outstanding Shares of Supreme Industries, Inc.

LAFAYETTE, Ind. — August 22, 2017 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, announced the commencement of its cash tender offer for all outstanding shares of Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of truck bodies, for $21 per share. The tender offer is being made by Redhawk Acquisition Corporation, a wholly owned subsidiary of Wabash National, pursuant to an Offer to Purchase, dated August 22, 2017. Wabash National and Supreme previously announced that they entered into an Agreement and Plan of Merger, dated August 8, 2017, for Wabash National to acquire Supreme.

The board of directors of Supreme, having determined that the offer and the merger are advisable, fair to, and in the best interests of Supreme and its stockholders, approved the agreement and plan of merger and the other transactions contemplated thereby, including the tender offer, and recommended that Supreme’s stockholders accept the offer and tender their shares in the offer when it is made.

The tender offer and any withdrawal rights are scheduled to expire at 12:01 a.m. ET on Wednesday, September 27, 2017, unless the tender offer is extended.

Following the successful completion of the tender offer, Wabash expects to merge Redhawk Acquisition Corporation into Supreme without a vote of the stockholders of Supreme, resulting in any shares not purchased in the tender offer being converted into the right to receive the same cash price per share as paid in the tender offer. The tender offer and the merger are subject to customary closing conditions set forth in the merger agreement, including the acquisition by Redhawk Acquisition Corporation of a majority of Supreme’s outstanding shares at the time of the consummation of the offer and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The closing of the acquisition is expected to occur no later than the fourth quarter of 2017.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase, letter of transmittal and other related materials that will be filed with the Securities and Exchange Commission (“SEC”) on August 22, 2017, as exhibits to a tender offer statement on Schedule TO filed by Wabash National and Redhawk Acquisition Corporation.

Important Additional Information Has Been Filed with the SEC

The tender offer described in this press release has commenced, but this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Supreme Industries, Inc.’s common stock. The tender offer is being made pursuant to a tender offer statement and related materials (including the Offer to Purchase and the letter of transmittal). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL) AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO and related materials, including the Offer to Purchase and letter of transmittal, will be filed by Wabash National Corporation and Redhawk Acquisition Corporation with the SEC and mailed to Supreme stockholders. A solicitation/recommendation statement on Schedule 14D-9 will be filed by Supreme Industries, Inc. with the SEC and mailed to Supreme stockholders. Investors and security holders may obtain a copy of these statements at no cost and other documents filed by Wabash National Corporation and Redhawk Acquisition Corporation or Supreme Industries, Inc. with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may also be obtained at no cost by directing such requests to Laurel Hill Advisory Group, LLC, the information agent for the tender offer, at (516) 933-3100 for banks and brokers or (888) 742-1305 for shareholders and all others.

About Wabash National Corporation

Wabash National Corporation (NYSE:WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.

Safe Harbor

This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey Wabash National’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, all statements regarding Wabash National’s plans to acquire Supreme Industries. These and other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the risk that the conditions to the offer or the merger set forth in the agreement and plan of merger will not be satisfied or waived, uncertainties as to the timing of the tender offer and merger, uncertainties as to how many Supreme stockholders will tender their stock in the offer, the risk that competing offers will be made, changes in either companies’ businesses during the period between now and the closing, the successful integration of Supreme into Wabash’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers or strategic partners; dependence on key personnel and customers, reliance on proprietary technology; management of growth and organizational change, risks associated with litigation, and competitive actions in the marketplace. Readers should review and consider the various disclosures made by Wabash National in this press release and its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

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